Exhibit 99.3

ARIAD Presents Updated Phase 1 Data on AP26113 in Patients with Non-Small Cell Lung Cancer

~ Phase 2 Trial of AP26113 Now Enrolling Patients

~Investor Meeting and Webcast on Monday, June 3 at 7:30 a.m. CT

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 2, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical results on its investigational tyrosine kinase inhibitor (TKI), AP26113, in patients with advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. The study confirms compelling clinical evidence of the anti-tumor activity of AP26113 at multiple dose levels in patients with anaplastic lymphoma kinase positive (ALK+) NSCLC, including brain metastases, and initial clinical evidence of anti-tumor activity in patients with epidermal growth factor receptor mutant (EGFRm) NSCLC.

The study identified a recommended Phase 2 dose of 180 mg administered orally once daily. The Phase 2 portion of the trial is now open and enrolling patients at this dose in the first four expansion cohorts. Further Phase 1 evaluation of the 240 mg dose is continuing in NSCLC patients with documented EGFRm and the secondary mutation, T790M, following disease progression on prior EGFR TKI therapy.

The Phase 1 results are being presented this morning at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting being held in Chicago.

Phase 1 Study Design

Patients enrolled in the Phase 1 portion of the trial had advanced solid tumors that were refractory to available therapies or had no standard or curative treatment available. The objectives of the Phase 1 portion of the trial were to determine the recommended dose for further study of AP26113 and to characterize its safety (including the maximum tolerated dose, MTD), pharmacokinetics, and preliminary anti-tumor activity. The trial used an open-label, dose-escalating design. Anti-tumor activity was determined by serial CT scans using RECIST criteria.

Fifty-five patients were enrolled in the study at seven dose levels (i.e., 30, 60, 90, 120, 180, 240 and 300 mg per day, administered orally). Six patients received twice-a-day (BID) dosing. Twenty-two patients currently remain on study.

Forty-seven of the patients enrolled in the study to date have NSCLC, including 24 who are ALK+ and 19 who are EGFRm. Two-thirds of these patients failed three or more regimens of prior systemic anti-tumor treatment, including both targeted therapies and chemotherapy.

“Results from this ongoing trial confirm that AP26113 has promising anti-tumor activity in patients with ALK+ NSCLC and other ALK+ tumors, including brain metastases in these patients,” stated D. Ross Camidge, M.D., Ph.D. Associate Professor of Medicine at University of Colorado School of Medicine, the study’s presenter at ASCO. “Additionally, initial objective evidence of anti-tumor activity has been demonstrated in a patient with EGFR-mutant lung cancer.”

Key data from the study presented at ASCO include:

Safety and Tolerability

  Safety assessments show AP26113 to be well tolerated. The most common adverse events (AEs), regardless of treatment relationship and including all grades, were fatigue (40%) and nausea (36%). The only treatment-related AEs that occurred in at least 10% of study patients were nausea (33%), fatigue (22%), and diarrhea (20%).
  Serious AEs (regardless of treatment relationship) were uncommon. Events occurring in two or more patients were: pneumonia (7%), cough (4%), dyspnea (4%), hypoxia (4%), and pleural effusion (4%). No signs of rash that would be considered typical of EGFR inhibitors were seen at any doses studied.
  There were two patients with a reported dose-limiting toxicity (DLT). One patient experienced elevated alanine aminotransferase (ALT), a liver enzyme, at 240 mg per day; the event resolved, and the patient remains on study. A separate patient experienced dyspnea (shortness of breath) and hypoxia (reduction of oxygen supply) at 300 mg per day. This patient discontinued from the study.

  Additionally, isolated events of dyspnea and hypoxia were observed during initial dose-cohort expansions at 120 mg and 180 mg per day. In one case at 180 mg per day, the event occurred after one dose of AP26113 in a patient who subsequently died. The cause of death was adenocarcinoma of the lung, extremely widely metastatic to both lungs; the investigator thought AP26113 may have been a contributory factor. As a result, lower dose cohorts (90 mg, 120 mg, and 180 mg, including BID dosing) were expanded using modified eligibility criteria, and no further AEs of this nature were observed in any of the more recently enrolled patients (N = 14).

ALK+ Patients

  Objective responses were observed in ALK+ NSCLC patients at the lowest dose tested (60 mg), and responses were observed in patients who were either naïve or resistant to crizotinib (Xalkori®) – the currently available first-generation ALK inhibitor.
  Of the 24 ALK+ patients evaluable for response, 15 (63%) demonstrated an objective response, including 14 partial responses (PR) and one complete response (CR). Of the 16 crizotinib-resistant NSCLC patients, 12 (75%) treated with AP26113 demonstrated a PR. Of the two crizotinib-naïve NSCLC patients, one treated with AP26113 demonstrated a CR. Objective-response durations ranged from 3 months to 9 months, with responses in 10 of the 15 patients (67%) ongoing. The “waterfall plot” analysis demonstrated tumor shrinkage in nearly all ALK+ patients.
  Of particular note, four out of five ALK+ patients had a response in pre-existing brain metastases, and all four remain on study, with the longest duration of 6 months. This includes one ALK+ patient who was crizotinib-resistant and also resistant to the investigational agent LDK378.

EGFRm Patients

  Of the 20 patients who had a history of EGFRm, 18 were evaluable for response. Ten EGFRm patients had a history of a T790M secondary mutation during or after prior erlotinib (Tarceva®) therapy and had also failed rounds of chemotherapy, targeted therapy, and/or other investigational agents.

  Of the 18 evaluable patients, one EGFRm patient (EGFR exon-19 deletion by history, T790M status unknown) achieved a PR and remains on study (duration, 6 months), and seven patients had stable disease (SD).
  Of the 10 patients with a history of a T790M secondary mutation, four patients had SD on AP26113, with durations ranging from 2 months to 9 months, and one SD is ongoing (duration, 4 months).
  Three of the 10 T790M patients had their T790M status documented during or after their most recent EGFR TKI, and had EGFR TKI as their last therapy prior to receiving AP26113 (with an intervening period of more than one month). Two of these patients had SD on AP26113, and the third discontinued prior to receiving a follow-up scan.

Pharmacokinetics and Dose Selection

  Pharmacokinetic data indicate that the median plasma levels at doses of 180 mg and 240 mg once daily remain above the IC50 values determined pre-clinically for inhibition of ALK, c-ros oncogene-1 (ROS1) and EGFRm, and their secondary resistance mutations, for the entire 24 hour dosing period.
  The MTD has not been identified. Based on safety, efficacy, and pharmacokinetic data, the recommended Phase 2 dose for ALK+, ROS1+ and EGFRm patients is 180 mg once daily. This dose will be used in the Phase 2 portion of the ongoing Phase 1/2 trial and in the pivotal trial of AP26113 in patients who are ALK+ NSCLC patients who are crizotinib-resistant.
  In parallel, further Phase 1 testing at the 240 mg dose level is underway in patients with documented EGFRm T790M secondary mutation, following disease progression on prior EGFR TKI therapy, potentially supporting further dose escalation in individual patients.

Phase 2 Portion of Trial Now Enrolling Patients

The Phase 2 portion of the ongoing Phase 1/2 clinical trial is now enrolling patients at nine sites in the United States and Europe. The Phase 2 portion of the trial consists of five expansion cohorts: (1) ALK+ treatment naïve NSCLC, (2) ALK+ resistant to crizotinib NSCLC, (3) EGFRm resistant to one prior EGFR TKI with documented T790M NSCLC, (4) ROS1+ NSCLC and other targets, and (5) ALK+, either naïve or resistant to crizotinib, NSCLC with active brain metastases. This fifth expansion cohort will begin enrolling patients in the third quarter of 2013.

Cohort 3 in the Phase 2 portion of the ongoing study is enrolling patients with T790M-mediated resistance to one prior EGFR TKI. Patients will have a documented T790M secondary mutation of EGFR following disease progression on the most recent course of EGFR TKI therapy, and will have stopped that therapy within 30 days prior to initiating AP26113. No intervening therapy prior to starting AP26113 will be permitted.

“We believe AP26113 will be a compelling new medicine for patients with ALK-positive lung cancer and look forward to evaluating AP26113 in a rigorously defined EGFRm patient population with T790M-mediated resistance in the Phase 2 portion of the ongoing clinical trial,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “In parallel to enrollment in the Phase 2 expansion cohorts, we plan to begin a pivotal trial of AP26113 in ALK-positive NSCLC patients who are resistant to crizotinib in the third quarter of 2013.”

Investor and Analyst Briefing and Webcast

A breakfast meeting to review the most recent clinical data from the Phase 1 portion of the ongoing Phase 1/2 clinical trial of AP26113 with research analysts and institutional investors will feature Scott Gettinger, M.D., Associate Professor of Medicine at Yale School of Medicine and members of ARIAD’s management. This meeting will be webcast live along with presentation slides and can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com.

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Xalkori® is a registered trademark of Pfizer, Inc. Tarceva® is a registered trademark of Astellas Pharma US, Inc.

This press release contains “forward-looking statements” including, but not limited to, statements relating to preclinical and clinical data for AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com